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                                                                EXHIBIT (g)(iii)

                                   SCHEDULE A
                                       TO
                            THE CUSTODIAN AGREEMENT
                                    BETWEEN
                           SCHWAB ANNUITY PORTFOLIOS
                                       and
                          BROWN BROTHERS HARRIMAN & CO.
                             Dated as of 8/11/2005

The following is a list of Funds/Portfolios for which the Custodian shall serve under a Custodian Agreement dated as of 10/28/1999 "the Agreement":

                     SCHWAB MARKETTRACK GROWTH PORTFOLIO II

                         SCHWAB S&P 500 INDEX PORTFOLIO

IN WITNESS WHEREOF, each of the parties hereto has caused this SCHEDULE A to be executed in its name and on behalf of each such Fund/Portfolio.

SCHWAB ANNUITY PORTFOLIOS

BY: /s/ Daniel Kern
NAME: Daniel Kern
TITLE: Assistant Treasurer